EXHIBIT (J)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 77 to Registration Statement No. 33-12, of North Track Funds, Inc., including S&P 100 Index Fund, ArcaEx Tech 100 Index Fund, Dow Jones Equity Income 100 Plus Fund, Dow Jones U.S. Health Care 100 Plus Fund, Dow Jones U.S. Financial 100 Plus Fund, Strategic Allocation Fund, Geneva Growth Fund, and Wisconsin Tax-Exempt Fund, on Form N-1A of our report dated December 27, 2005, appearing in the North Track Funds, Inc. Annual Report for the year ended October 31, 2005, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
Februrary 27, 2006